Exhibit 99.1

The Clorox Company News Release

Clorox to Purchase Colgate’s Canada and Latin America Bleach Businesses
OAKLAND, Calif., Dec. 20, 2006 – The Clorox Company (NYSE: CLX) today announced a definitive agreement to purchase
Colgate-Palmolive Company’s bleach businesses in Canada, Colombia, Dominican Republic, Ecuador, Uruguay and Venezuela for an aggregate price of $126 million plus inventory.
“These acquisitions extend our position as the bleach market leader in the Americas,” said Don Knauss, Clorox’s chairman and chief executive officer. “They provide a platform for growth with proven laundry and home cleaning products and provide a great opportunity to further build our health-and-wellness platform.”
Included in the transaction are Javex® bleach in Canada, the Nevex® brand in Venezuela and the Agua Jane® brand in Uruguay. Additionally, Colgate is granting to Clorox a license to their Ajax® trademark for bleach for a transition period in Colombia, the Dominican Republic and Ecuador. The brands, which will generate estimated sales of about $77 million for the calendar year ending Dec. 31, 2006, are the branded category leaders in each of these countries, with the exception of Colombia where Clorox holds the No. 1 market position for bleach. Clorox will acquire two manufacturing facilities, one in Alberta, Canada, and one in Venezuela; and employees at these facilities will transfer to Clorox. Colgate will provide transition services to Clorox for varying periods of time in each country to ensure a smooth transition.
The transaction will be structured as an all cash acquisition. The companies anticipate closing the purchase and sale of the Canada business later this month and the Latin America businesses in the first calendar-year quarter of 2007. The purchase is subject to regulatory and other customary approvals and closing conditions.
Clorox anticipates the transaction will be modestly dilutive to earnings for a period of 12-18 months as the company invests to transition and revitalize the brands. Specifically, Clorox anticipates the acquisition will reduce diluted earnings per share in a range of 3-4 cents in the second half of its current fiscal year, which ends June 30, 2007. The earnings impact of this transaction was not included in the company’s outlook communicated on Nov. 1, 2006.
About The Clorox Company
The Clorox Company is a leading manufacturer and marketer of consumer products with fiscal year 2006 revenues of $4.6 billion. Clorox markets some of consumers’ most trusted and recognized brand names, including its namesake bleach and cleaning products, Armor All® and STP® auto-care products, Fresh Step® and Scoop Away® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration systems, and Glad® bags, wraps and containers. With 7,600 employees worldwide, the company manufactures products in 25 countries and markets them in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $66.3 million to nonprofit organizations, schools and colleges; and in fiscal 2006 alone made product donations valued at $6 million. For more information about Clorox, visit www.TheCloroxCompany.com.
Forward-looking statements
Except for historical information, matters discussed above, including statements about anticipated completion dates and the impact on earnings per share are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to, general economic and marketplace conditions and events; competitors’ actions; the company’s costs, including changes in exposure to commodity costs such as resin, diesel and chlor-alkali; increases in energy costs; consumer and customer reaction to price increases; customer-specific ordering patterns and trends; the company’s actual cost performance; changes in the company’s tax rate; any future supply constraints which may affect key commodities; risks inherent in sole-supplier relationships; risks related to customer concentration; risks arising out of natural disasters; risks inherent in litigation, including the litigation relating to the cumulative charge resulting from additional stock option compensation expenses relating to prior periods; international operations; risks inherent in maintaining an effective system of internal controls; the ability to manage and realize the benefit of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreement relating to the provision of information technology and related services by a third party; the success of new products; the integration of acquisitions and mergers; the divestiture of non-strategic businesses; the implementation of the company’s strategy; and the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies. In addition, the company’s future performance is subject to risks particular to the share exchange transaction with Henkel KGaA (“Henkel”), including the sustainability of cash flows, the tax indemnification obligations and the actual level of debt costs. Declines in cash flow, whether resulting from tax payments, debt payments, share repurchases, interest cost increases greater than management expects, or otherwise, could adversely affect the company’s earnings.
The company’s forward-looking statements in this document are and will be based on management’s then current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

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Dan Staublin 510-271-1622	Li-Mei Johnson 510-271-3396

Kathryn Caulfield 510-271-7209	Steve Austenfeld 510-271-2270